Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION REPORTS
NET INCOME FOR THE SECOND QUARTER OF 2005

NEW YORK, July 28, 2005—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2005 second quarter of $433.8 million, compared to $410.5 million in the 2004 second quarter. Net income attributable to Loews common stock includes net investment gains of $19.5 million (after tax and minority interest) compared to $100.0 million (after tax and minority interest) in the comparable period of the prior year. The results for the second quarter of 2005 include a benefit of $109.2 million related to a federal income tax settlement due primarily to net refund interest and the release of federal income tax reserves at its CNA Financial subsidiary.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the table below:

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2005	2004	2005	2004
		(Restated)		(Restated)
Net income attributable to Loews common stock:
Income before net investment gains (losses)	$358.6	$269.9	$666.6	$580.7
Net investment gains (losses) (a)	19.5	100.0	4.7	(200.3)
Net income attributable to Loews common stock	378.1	369.9	671.3	380.4
Net income attributable to Carolina Group stock	55.7	40.6	102.2	75.0
Consolidated net income	$433.8	$410.5	$773.5	$455.4

Net income per share:
Loews common stock	$2.03	$1.99	$3.61	$2.05
Carolina Group stock	$0.82	$0.70	$1.50	$1.29
Book value per share of Loews common stock at:
June 30, 2005	$70.32
December 31, 2004	$66.56

(a)	Includes a loss of $352.9 (after tax and minority interest) for the six months ended June 30, 2004 related to CNA's sale of its individual life insurance business.

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Net income attributable to Loews common stock for the second quarter of 2005 amounted to $378.1 million or $2.03 per share, compared to $369.9 million or $1.99 per share in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the second quarter of 2005 was $55.7 million or $0.82 per Carolina Group share, compared to $40.6 million or $0.70 per Carolina Group share in the second quarter of 2004. The Company is issuing a separate press release reporting the results of the Carolina Group for the second quarter of 2005.

Consolidated revenues in the second quarter of 2005 amounted to $4.0 billion compared to $3.9 billion in the comparable 2004 quarter.

Six Months Ended June 30, 2005 Compared With 2004

Loews consolidated net income (including both the Loews Group and Carolina Group) for the first half of 2005 was $773.5 million, compared to $455.4 million in the comparable period of the prior year. Income before net investment gains (losses) attributable to Loews common stock amounted to $666.6 million in the first half of 2005 compared to $580.7 million in the comparable period of the prior year. Net income attributable to Loews common stock includes net investment gains of $4.7 million (after tax and minority interest) compared to net investment losses of $200.3 million (after tax and minority interest) in the comparable period of the prior year due primarily to a 2004 loss of $352.9 million (after tax and minority interest) for CNA’s sale of its individual life insurance business. The results for the six months ended June 30, 2005 include a benefit of $109.2 million from a federal income tax settlement discussed above.

Net income attributable to Loews common stock for the first half of 2005 amounted to $671.3 million or $3.61 per share, compared to $380.4 million or $2.05 per share in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the first half of 2005 was $102.2 million or $1.50 per Carolina Group share, compared to $75.0 million or $1.29 per Carolina Group share in the comparable period of the prior year.

Consolidated revenues in the first half of 2005 amounted to $7.8 billion compared to $7.4 billion in the comparable period of the prior year. The increase in revenues is primarily due to the acquisition of Gulf South during December 2004, improved results at Diamond Offshore and the absence of a loss recorded in 2004 related to CNA’s sale of its individual life business.

# # #

At June 30, 2005, there were 185,688,595 shares of Loews common stock outstanding and 68,034,559 shares of Carolina Group stock outstanding. Depending on market conditions, the Company from time to time purchases shares of its, and its subsidiaries’, outstanding common stock in the open market or otherwise.

The Company has two classes of common stock, Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. and Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group Stock. At

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June 30, 2005, the outstanding Carolina Group stock represents a 39.22% economic interest in the economic performance of the Carolina Group.

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, July 28, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. EDT, Thursday, July 28, 2005. A live broadcast of the call will be available online at the CNA website (http://investors.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 289-0518. An online replay will be available at CNA’s website following the call.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company and CNA. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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Loews Corporation and Subsidiaries
Financial Review

	June 30,
	Three Months		Six Months
	2005	2004 (e)	2005	2004 (e)
		(Restated)		(Restated)

	(Amounts in millions, except per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,350.5	$2,608.2	$4,681.0	$4,854.7
Manufactured products (b)	968.7	899.3	1,802.9	1,707.5
Other (c)	711.5	408.2	1,288.0	846.8
Total	4,030.7	3,915.7	7,771.9	7,409.0

Expenses:
Insurance claims & policyholders’ benefits	1,581.8	1,620.5	3,015.0	3,258.7
Cost of manufactured products sold (b)	594.1	547.4	1,099.8	1,034.9
Other	1,216.1	1,186.5	2,466.5	2,473.7
Total	3,392.0	3,354.4	6,581.3	6,767.3

	638.7	561.3	1,190.6	641.7

Income tax expense	164.7	125.0	342.0	171.2
Minority interest	40.2	25.8	75.1	15.1
Total	204.9	150.8	417.1	186.3

Net income	$433.8	$410.5	$773.5	$455.4

Net income attributable to:
Loews common stock	$378.1	$369.9	$671.3	$380.4
Carolina Group stock (d)	55.7	40.6	102.2	75.0
	$433.8	$410.5	$773.5	$455.4

Diluted net income per share of Loews common stock	$2.03	$1.99	$3.61	$2.05

Diluted net income per share of Carolina Group stock	$0.82	$0.70	$1.50	$1.29

Weighted diluted number of shares:
Loews common stock	185.90	185.63	185.87	185.62
Carolina Group stock	68.10	57.98	68.08	57.99

(a)
Includes investment gains (losses) of $32.5, $92.2, $9.7 and $(359.8) for the respective periods. The six months ended June 30, 2004 includes a loss of $618.6 related to CNA’s sale of its individual life business.

(b)	Includes excise taxes of $179.0, $169.5, $335.2 and $325.7 paid on sales of manufactured products for the respective periods.
(c)	Includes net refund interest of $129.7 from a federal income tax settlement in the second quarter of 2005.
(d)	Represents 39.22%, 33.43%, 39.21% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(e)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.

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Loews Corporation and Subsidiaries
Additional Financial Information

	June 30,
	Three Months		Six Months
	2005	2004 (i)	2005	2004 (i)
		(Restated)		(Restated)

	(In millions)

Revenues:
CNA Financial	$2,543.5	$2,559.2	$4,927.3	$5,283.9
Lorillard (a)	945.7	873.8	1,754.0	1,649.5
Boardwalk Pipelines	119.4	52.1	270.7	138.1
Diamond Offshore	298.2	187.7	562.9	373.6
Loews Hotels	93.8	86.3	185.9	167.0
Investment income-net and other (b)
Income (loss) from trading portfolio (c)	(61.0)	11.9	(52.8)	53.1
Other	58.6	52.5	114.2	103.6
	3,998.2	3,823.5	7,762.2	7,768.8

Investment (losses) gains:
CNA Financial (d)	25.9	105.8	9.2	(349.2)
Corporate and other	6.6	(13.6)	0.5	(10.6)
	32.5	92.2	9.7	(359.8)
Total	$4,030.7	$3,915.7	$7,771.9	$7,409.0

Income Before Taxes:
CNA Financial	$310.8	$228.9	$575.2	$520.2
Lorillard (f)	180.3	171.8	335.2	324.2
Boardwalk Pipelines	22.8	8.4	85.6	51.5
Diamond Offshore	54.1	(14.4)	97.1	(30.5)
Loews Hotels	18.3	13.0	39.6	24.3
Investment income-net and other (b)
Income (loss) from trading portfolio (c)	(61.0)	11.9	(52.8)	53.1
Other (e)	(13.0)	(17.1)	(69.7)	(64.3)
	512.3	402.5	1,010.2	878.5

Investment (losses) gains:
CNA Financial (d)	25.9	105.8	9.2	(349.2)
Corporate and other	6.6	(13.6)	1.2	(10.6)
	32.5	92.2	10.4	(359.8)

Loews common stock	544.8	494.7	1,020.6	518.7
Carolina Group stock (g)	93.9	66.6	170.0	123.0
Total	$638.7	$561.3	$1,190.6	$641.7

Net Income:
CNA Financial (h)	$251.3	$162.3	$431.3	$357.8
Lorillard (f)	106.9	104.8	201.6	197.8
Boardwalk Pipelines	13.7	5.0	51.6	31.0
Diamond Offshore	19.9	(6.7)	34.1	(13.6)
Loews Hotels	15.8	7.9	29.0	14.8
Investment income-net and other (b)
Income (loss) from trading portfolio (c)	(39.7)	7.8	(34.3)	34.5
Other (e)	(9.3)	(11.2)	(46.7)	(41.6)
	358.6	269.9	666.6	580.7

Investment (losses) gains:
CNA Financial (d)	15.2	108.8	3.5	(193.4)
Corporate and other	4.3	(8.8)	1.2	(6.9)
	19.5	100.0	4.7	(200.3)

Loews common stock	378.1	369.9	671.3	380.4
Carolina Group stock (g)	55.7	40.6	102.2	75.0
Total	$433.8	$410.5	$773.5	$455.4

(a)	Includes excise taxes of $179.0, $169.5, $335.2 and $325.7 paid on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation, equity earnings of Majestic Shipping Corporation and other unallocated expenses.
(c)	Includes a loss on interest rate swaps of $43.4 ($28.2 after taxes) for the three and six months ended June 30, 2005.
(d)	Includes an impairment loss of $618.6 ($352.9 after tax and minority interest) related to CNA’s sale of its individual life insurance business for the six months ended June 30, 2004.
(e)
Includes additional interest expense of $35.5 and $17.0 ($23.1 and $11.1 after taxes) related to charges from the early redemption of the Company’s long-term debt for the six months ended June 30, 2005 and 2004, respectively.

(f)	The Loews Group’s intergroup interest in the earnings of the Carolina Group declined from 66.57% in 2004 to 60.78% in 2005 due to the sale of Carolina Group stock by Loews in December of 2004.
(g)	Represents 39.22%, 33.43%, 39.21% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(h)	Includes a benefit of $104.4, in the second quarter of 2005, relating primarily to net refund interest and the release of federal income tax reserves.
(i)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.

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